Exhibit 10.14

LEASE AGREEMENT

LESSOR:	Daniel Island Executive Center LLC

LESSEE:	Benefitfocus.com, Inc.

STATE OF SOUTH CAROLINA	)
	)	BENEFITFOCUS BUILDING
COUNTY OF BERKELEY	)	LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease Agreement”) first made and entered into as of the 31 day of May, 2005, by and between Daniel Island Executive Center, LLC, hereinafter called “Lessor”, and Benefitfocus.com, Inc., hereinafter called “Lessee”;

WITNESSETH:

WHEREAS, the Lessor is the owner of certain real property known as the Daniel Island Executive Center in the City of Charleston, South Carolina as shown on a survey a reduced copy of which is attached hereto as Exhibit A (herein called “Daniel Island Executive Center”); and,

WHEREAS, the Lessor will construct an office building containing approximately – 65,000 square feet with related improvements and appurtenances thereto (herein called “BF Building”); and being located on Fairchild Street, Daniel Island, South Carolina and;

WHEREAS, the Lessor desires to lease to Lessee and Lessee desires to lease from Lessor the BF Building containing approximately 65,000 square feet of office space with related tenant improvements to be constructed per Exhibits C and D (defined hereafter in Paragraph 1.07), as more fully set out below, together with a non-exclusive right or easement to use all driveways, parking areas, retention surface water and other facilities as provided in Covenants (defined hereafter in Paragraph 9.01).

NOW, THEREFORE, Lessor and Lessee covenant and agree as follows:

ARTICLE I

GRANT AND TERM

1.01 Demised Premises. The Lessor, for and in consideration of the rents, covenants, agreements and stipulations hereinafter mentioned reserved and contained, to be paid, kept and performed by the Lessee, by these presents does lease and rent to the said Lessee, and said Lessee hereby agrees to lease and take upon the terms and conditions which hereinafter appear the total of the BF Building containing approximately 65,000 square feet of office space (hereinafter the “Demised Premises”).

1.02 Lessee’s Right to Common Improvements. The Lessor hereby grants to Lessee, its employees, visitors and guests a non-exclusive right and easement to use all sidewalks, driveways and parking areas (as shown on the parking layout attached hereto as Exhibit B), retention surface water and other facilities, which form a part of the Daniel Island Executive Center, (accumulatively referred to herein as “Common Improvements”) at no charge for the term of the Lease Agreement, as same may be extended. Lessee’s use of the Common Improvements shall be subject to posted rules and regulations and at the sole risk of each user of said facilities. Lessor warrants that there is full and free ingress, egress and access to and from the Common Improvements from a public highway or road. The parking facility shall not be used for the storage of abandoned or defective vehicles or for any other purpose except transient parking. Neither Lessee nor Lessee’s employees, officers, agents, guests, invitees or other persons visiting the Common Improvements shall have any rights to any particular parking space or spaces, and no special markings or signs may be placed on any parking spaces by Lessee.

1.03 Initial Term. The period beginning upon the execution hereof and continuing until delivery of the Demised Premises as evidenced by Lessee’s execution of the Confirmation of Lease Term Agreement referenced in Section 1.04 below shall be hereinafter referred to as the “Initial Term”.

1.04 Pro-Rata Rent Term. The period beginning upon completion of the tenant improvements (the “Delivery Date”) and continuing until the beginning of the Base Term shall be hereinafter referred to as the “Pro-Rata Rent Term”.

1.05 Base Term. The base term (hereinafter “Base Term”) of this Lease Agreement shall commence on the first day of the first month following the day Lessee accepts the Demised Premises for occupancy, as evidenced by the Confirmation of Lease Term Agreement executed by Lessor and Lessee giving the commencement date of the Base Term (hereinafter “Lease Commencement Date”) hereof and certifying that Lessee has accepted the Demised Premises, subject to the terms of Section 1.06 hereinbelow, and shall continue until that date which is fifteen (15) years from the Lease Commencement Date. By occupying the Demised Premises, Lessee shall be deemed to have accepted the same as substantially complying with Lessor’s covenants and obligations, subject to any written punchlist of items to be completed. Notwithstanding the foregoing, Lessee reserves all rights against Lessor for any latent defects or nonconformities in construction.

1.06 Renewal Option. Provided and upon the condition that the Lessee shall not then be in default under the terms of this Lease Agreement, this Lease Agreement may be renewed for one (1) additional five (5) year period by the Lessee giving Lessor not less than one hundred eighty (180) days advance notice of its intention to renew.

1.07 Delivery of Demised Premises and Tenant Improvements. Lessor shall complete or cause to be completed within the Demised Premises, tenant improvements, substantially in accordance with the floor plan and specifications (hereinafter “Floor Plan and Specifications”) as designed by the Lessee. Lessee shall provide Lessor with the Floor Plan and Specifications no later than six months prior to expected occupancy. Said Floor Plan and Specifications shall be attached hereto as Exhibits C and D. Lessor shall commence construction of the tenant improvements within thirty (30) days of receipt of the Floor Plan and Specifications and shall complete the construction of said tenant improvements as soon as possible (herein the “Scheduled Delivery Date”).

Lessor shall provide at Lessor’s sole expense a building shell which shall include an HVAC and electrical systems for normal office use. The HVAC system will include all high pressure side duct work. Lessor shall pay up to $30.00 per square foot for tenant improvements. Tenant improvements include, but are not limited to, ceiling grid and tile, low pressure duct system to each HVAC box, any additional electric systems or generators above and beyond normal office use, interior walls and floor coverings. Cost for all space planning and construction documents relative to the tenant improvements to be built within the Demised Premises to be paid by the Lessee. Lessor will do complete tenant improvements on a turnkey basis in accordance with the Floor Plan and Specifications attached hereto as Exhibits C and D.

1.08 Construction Conditions. Lessee shall bear any expense in excess of tenant improvements specified in the Floor Plan and Specifications previously referred to herein (except as provided in Paragraph 1.07), together with an additional charge of twenty percent (20%) of such excess to cover Lessor’s overhead, by payment to Lessor prior to the commencement of such work. If any act or omission by Lessee (including, without limitation, any delay caused in the preparation of Floor Plan and Specifications for the tenant improvements, or any change requested therein) increases the cost of work or materials or the time required for completion of construction, Lessee shall reimburse Lessor for such increase in cost at the time the increased cost is incurred. All amounts payable by Lessee to Lessor under this Paragraph 1.08 shall be included in Rent (hereinafter defined) for all purposes under this Lease Agreement.

Lessor shall bear the risk of loss to the tenant improvements and agrees to maintain builder’s risk insurance. Lessee shall not exercise any control over the persons performing construction activities on the tenant improvements or the Common Improvements.

1.09 Lessee’s Right to Enter. Lessor agrees that Lessee may, at its option, enter upon the Common Improvements for the purposes of inspecting the tenant improvements during the construction, and that Lessee may, in its discretion and at its own cost, make whatever installations thereof as are necessary as soon as it can do so without unduly interfering with the construction of the tenant improvements; provided, however, that Lessee shall bear the risk of loss caused by the installation of fixtures prior to completion of construction. Lessee understands that Lessee’s right hereunder does not allow Lessee the right to open for business until a Confirmation of Lease Term Agreement previously referred to herein has been executed.

1.10 Occupancy. The Demised Premises shall be ready for occupancy on such date that the tenant improvements are substantially completed which shall be defined as either (i) the supervising architect certifies the tenant improvements have been substantially completed in accordance with the Floor Plan and Specifications and a Certificate of Occupancy has been issued, or, (ii) the tenant improvements have been substantially completed in accordance with the Floor Plan and Specifications and a Certificate of Occupancy has not been issued where Lessee causes a delay in preparing the Demised Premises for occupancy by changing the Floor Plan and Specifications, fails to make other decisions necessary for preparation of the Demised Premises for occupancy, Lessee fails to complete work Lessee has contracted for that is necessary for issuance of a Certificate of Occupancy or the date of occupancy by Lessee.

If Lessor fails to have the Demised Premises ready for occupancy by the Scheduled Delivery Date, then (i) the Scheduled Delivery Date shall be extended to the date five (5) days after Lessor shall notify Lessee that the Demised Premises are ready for occupancy (ii) neither Lessor nor Lessor’s agent, officers, employees, or contractors shall be liable for any damage, loss, liability or expense caused thereby, (iii) nor shall this Lease Agreement become void or voidable (unless such failure continues for more than forty-five (45) days, in which case Lessee may, upon twenty (20) days written notice to Lessor, terminate this Lease Agreement). Prior to occupying the Demised Premises, Lessee shall execute and deliver to Lessor, Confirmation of Lease Term Agreement satisfactory to Lessor in its sole discretion, acknowledging the date of all applicable term dates and Rent and certifying that the Demised Premises has been completed and that Lessee has examined and accepted the Demised Premises. Lessee hereby authorizes any agent or employee who receives the keys to the Demised Premises on behalf of Lessee to execute and deliver such Confirmation of Lease Term Agreement. Lessee shall conclusively be deemed to have made such acknowledgment and certification by occupying the Demised Premises.

1.11 Rent Commencement Date The Rent Commencement Date of this Lease Agreement shall be the first day of the first month of the Base Tem of this Lease Agreement as specified in Paragraph 1.05, not to exceed October 1, 2006.

ARTICLE II

RENT

2.01 Rent. Beginning on the Rental Commencement Date (as herein defined) and continuing throughout the full term of this Lease Agreement, Lessee shall pay to Lessor without notice, demand, reduction, abatement, set off or any defense, the rent as specified herein, in advance on or before the first day of each month.

(a) Rent During Initial Term. During the Initial Term, Lessee shall not be required to pay Base Rent.

(b) Rent During Pro-Rata Rent Term. The pro-rata rent shall be $3,562.00 per day and shall be paid at time of occupancy.

(c) Rent During Base Term. The annual Base Rent during the first (1) year of the Base Term shall be Twenty One and 50/100 Dollars ($21.50) per square foot. This amount will be payable in equal monthly installments on the first day of each month.

(d) Rent Escalation During Base and Renewal Terms. The Base Rent for each year of the Base Term and each year of the renewal term (hereinafter the “Renewal Term”) shall be the previous year’s Base Rent plus a three percent (3%) increase per annum.

(e) Building Cost Adjustment. The Base Rent for this lease is based on the assumption of the building shell cost of $67.00 per square foot to be paid by the Lessor. Any expense in excess of $67.00 per square foot for the shell and $30.00 per square foot for the tenant improvements will be amortized into the Base Rent calculation and become part of the Base Rent over the first term (15 years) of the lease including an 8% interest rate.

2.02 Late Payments. All unpaid Rent and other sums of whatever nature owed by Lessee to Lessor under this Lease Agreement and remaining unpaid five (5) days after the due date shall bear a late penalty equal to ten (10%) percent of the then amount due which shall be Additional Rent hereunder. Acceptance by Lessor of any payment from Lessee hereunder in an amount less than that which is currently due shall in no way affect Lessor’s rights under this Lease Agreement and shall in no way constitute an accord and satisfaction.

2.03 Other Additional Rent Provisions. Any amounts required to be paid by Lessee under this Article II and any changes or expenses incurred by Lessor on behalf of Lessee (including any construction costs and change orders incurred by Lessor shall be considered Additional Rent. Any failure on the part of Lessee to pay such Additional Rent when and as the same shall become due shall entitle Lessor to the remedies available to it for non-payment of Base Rent.

ARTICLE III

OPERATING EXPENSES

3.01 Operating Expense Escalation. During the Base Term, the annual Base Rent shall be adjusted for increases in Operating Expenses, (as hereinafter defined), in the following manner:

(a) The Base Rent includes an annual expense stop of Five and 05/100 Dollars ($5.05) per rentable square foot. The first year’s Estimated CAM and Operating Expenses are attached hereto as Exhibit E. Each twelve month period from the beginning of the Base Term shall be a lease year. Lessee shall be responsible for its proportionate share of the cost of Operating Expenses over the expense stop amount stated herein. Operating Expenses which are not directly attributable to the Demised Premises shall be prorated by dividing the total number of rentable square feet in the Demised Premises by the total number of square feet in the BF Building and the Daniel Island Executive Center Buildings.

(b) Lessor shall furnish Lessee, annually, statements prepared by the chief financial officer or general partner of Lessor and certified by such officer, partner or an independent certified public accountant showing Operating Expenses for the lease year. If Operating Expenses during the lease year are greater than the expense stop amount, Lessee shall pay its share of the overage to Lessor within thirty (30) days after receiving such certified statements. As used in this Article, “Operating Expenses” shall include only those items customarily considered in good accounting practice to be building operating expenses, to wit normal repairs not covered by insurance, maintenance, cleaning, janitorial services, utilities, supplies, real estate taxes, Daniel Island Executive Center LLC common area maintenance and assessment charges, premiums for fire, casualty and liability insurance with respect to the building containing the Demised Premises, and management fees not in excess of three percent (3%) of gross collections. Operating Expenses shall not include, among other things, any expenses related to financing, depreciation, amortization, ground rents, costs of a capital nature, costs for which Lessee or other occupants of the Building are charged other than pursuant to the Operating Expense clauses, costs of procuring lessees, attorneys’ fees, accounting fees, nor administrative salaries and wages except for personnel working exclusively for the buildings containing the Common Improvements. Operating Expenses shall include only those costs actually paid by Lessor.

ARTICLE IV

SERVICES

4.01 Services. Subject to conditions beyond Lessor’s control, Lessor covenants at its expense (up to the annual expense stop) to:

(a) Provide space with individual utility metering and control by Lessee.

(b) Maintain the lavatories and toilets in good working order; keep them in a clean and safe condition, well lighted and well ventilated.

(c) Furnish hot and cold water for lavatory purposes.

(d) Furnish electric current for lighting and general office purposes and for parking areas.

(e) Provide and install initial light tubes, flood lamps and bulbs. Tenant responsible for all replacement bulbs and labor.

(f) Keep the sidewalks, corridors, stairways, and all other means of ingress and egress for the Common Improvements clean, in good repair and safe condition, well marked, well lighted and free of ice, snow and debris.

(g) Keep all lawns, shrubbery and trees on the grounds of the building containing the Common Improvements in good order and condition and neat in appearance, and replant grass and shrubbery when necessary to maintain the grounds in good appearance and condition.

(h) Provide Lessee access to the Common Improvements twenty-four (24) hours per day, seven (7) days per week.

4.02 Janitorial Specifications. Lessee will be responsible for all building cleaning including the windows, fixtures and furnishings therein, and during the business week will provide for the daily removal and disposal of wastepaper and rubbish. Lessee will keep the building in good working order by performing the following minimum cleaning services:

(a) Each night Monday through Friday empty wastepaper baskets and remove refuse from the Demised Premises and Common Improvements, dust office furniture, equipment, and sweep non-carpeted floors with chemically treated cloths, vacuum clean the carpeting and clean the toilets and lavatory facilities.

(b) At least once each month or more frequently when necessary wash non-carpeted floors, spot clean the carpeting and dust venetian blinds.

(c) At least once each year, wash windows on both sides.

(e) Provide adequate vermin and pest control services when reasonably necessary in Lessee’s judgment.

4.03 Carpet and Window Coverings. Lessee agrees to maintain the carpeting, partition base, and window coverings throughout the Demised Premises in good condition and repair, including but not limited to, spot cleaning and periodic general cleaning and shampooing.

ARTICLE V

HOLDING OVER

5.01 Rent for Holding Over Period. Lessee shall pay any taxes, documentary stamps or assessments of any nature imposed or assessed upon Lessee’s occupancy of the Leased Premises or upon Lessee’s furniture, furnishings, trade fixtures, equipment, machinery, inventory, merchandise or other personal property located on the Leased Premises and owned by or in the custody of Lessee promptly as all such taxes or assessments may become due and payable without any delinquency. If applicable in the jurisdiction where the Leased Premises are located, Lessee shall pay and be liable for all rental tax (only to the extent such rental tax is levied in lieu of ad valorem property taxes against the Leased Premises), sales, use and inventory taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid by Lessor by Lessee under the terms of this Lease Agreement. Such payment shall be made by Lessee directly to such governmental body if billed to Lessee, or if billed to Lessor, such payment shall be paid concurrently with the payment of the Base Rent, Additional Rent, or such other charge upon which the tax is based, all as set forth herein. Notwithstanding the foregoing, Lessee shall have the right, at its sole cost and expense, to contest such taxes, and upon contesting the amount of such taxes, Lessee shall deposit the amount of such taxes into an escrow account reasonably acceptable to Lessor.

ARTICLE VI

TAXES/ASSESSMENTS

6.01 Personal Property Taxes. Lessee shall timely pay directly to the applicable governmental taxing authorities any and all taxes with respect to any and all of Lessee’s personal property which shall at any time be situated in, at or about the Common Improvements, including, but not limited to Lessee’s leasehold improvements, trade fixtures, inventory and personal property.

ARTICLE VII

INSURANCE

7.01 Fire and Extended Coverage Insurance. During the Base Term, and any Renewal Term, Lessor covenants and agrees to maintain in full force a policy or policies of insurance on the BF Building, including Improvements therein or contents thereof, providing insurance protection against risks of direct physical loss, specifically including protection against damage or destruction by fire and other casualties excluding flood and earthquake, and vandalism insurance (formerly known as “All Risk Insurance”). Said insurance shall be in the amount equal to a minimum of the Lessor’s cost in the building including the permanent improvements thereon under a policy or policies issued by responsible insurance companies approved by both parties and authorized to do business in the State of South Carolina. The Lessee agrees that it will not do or keep anything in or about the Common Improvements which will contravene the Lessor’s policies insuring against loss or damage by fire or other hazards, or which will prevent the Lessor from procuring such policies in companies acceptable to the Lessor.

7.02 Insurance by Lessee. The Lessee covenants and agrees, at its sole cost and expense, to maintain in full force a policy of insurance on the interior of the Demised Premises and upon its personal property, fixtures, equipment and merchandise therein, providing insurance protection against risks of direct physical loss, specifically including protection against damage or destruction by fire and other casualties, excluding flood and earthquake and vandalism insurance (formerly known as All Risk Insurance). Further, Lessor covenants and agrees that it will require all other tenants of Building II to carry, at a minimum, the insurance coverage specified herein. Lessor shall provide evidence of said insurance coverage to Lessee from any and all other tenants of Building III.

7.03 Lessee’s Liability Insurance. The Lessee agrees to indemnify and/or hold and save the Lessor harmless, at all times during the primary term and any extension hereof, from and against any losses, damages, costs, or expenses on account of any claim for injury by a third party, including death or damage either to person or property sustained by the Lessor which arises out of the use and occupancy of the Common Improvements by the Lessee, its agents, employees, invitees, and customers (except those resulting from Lessor’s willful, unlawful or negligent acts). Lessee shall give Lessor notice of all claims made against the Lessee that come within the scope of the indemnification in this paragraph and shall not settle any such claim without the Lessor’s written consent. In connection herewith, Lessee shall, at its own expense, provide and keep in force, for the benefit and protection of the Lessor and Lessee as their respective interests may appear, and with the Lessor as an additional insured, a general liability policy or policies in standard form issued by reliable companies approved by both parties and licensed to do business in the State of South Carolina, protecting both the recovery being waived by the Lessee against Lessor, its successors and assigns against any and all liability occasioned by accident or disaster on the Common Improvements with minimum limits of $500,000 for injury to any one person and $1,000,000 per occurrence. A renewal policy shall be secured not less than ten (10) days prior to the expiration of any policy and a certificate of the insurer evidencing such insurance, with proof of payment of premium, shall be deposited with the Lessor upon the Lessor’s request.

7.04 Lessor’s Liability Insurance. The Lessor agrees to indemnify and/or hold and save the Lessee harmless, at all times during the Base Term and any extension hereof, from and against any losses, damages, costs, or expenses on account of any claim for injury by a third party, including death or damage either to person or property sustained by the Lessee which arises out of the use and occupancy of the Common Improvements by the Lessor, its agents, employees, invitees, and customers (except those resulting from Lessee’s willful, unlawful or negligent acts). Lessor shall give

Lessee notice of all claims made against the Lessor that come within the scope of the indemnification in this paragraph and shall not settle any such claim without the Lessee’s written consent. In connection herewith, Lessor shall, at its own expense, provide and keep in force, for the benefit and protection of the Lessee and Lessor as their respective interests may appear, and with the Lessee as an additional insured, a general liability policy or policies in standard form issued by reliable companies approved by both parties and licensed to do business in the State of South Carolina, protecting both the recovery being waived by the Lessor against Lessee, its successors and against any and all liability occasioned by accident or disaster on the Common Improvements with minimum limits of $500,000 for injury to any one person and $1,000,000 per occurrence. A renewal policy shall be secured not less than ten (10) days prior to the expiration of any policy and a certificate of the insurer evidencing such insurance, with proof of payment of premium, shall be deposited with the Lessee upon the Lessee’s request.

7.05 Copies to Lessor. All policies required in Paragraphs 7.02, 7.03 and 7.04 shall be in such form and with such insurance company as shall be reasonably satisfactory to both parties with provisions for at least ten (10) days notice to Lessor or Lessee of cancellation. At least ten (10) days before the expiration of any such policy, Lessee shall supply Lessor with a substitute therefor or with evidence of payment of premiums therefor. In the event either party does not maintain the insurance herein called for, the other party may obtain said insurance and the other party shall reimburse the party in default for the premiums due on said insurance on demand.

7.06 Indemnity. Lessee will indemnify and save Lessor harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property which occur as a result of the operation of Lessee’s business in and about the Common Improvements not resulting from any acts or omissions of Lessor or Lessor’s employees or agents.

7.07 Subrogation. Lessor and Lessee hereby grant to each other, on behalf of any insurer providing insurance to either Lessor or Lessee as required by this Lease Agreement, improvements thereon or contents thereof, a waiver of any right of subrogation by any such insurer that each may acquire against the other by virtue of payment of any loss under such insurance. Each of the parties hereby waives any rights it may have against the other party on account of any loss or damage to its property (including the Common Improvements and its contents) which arises from any risk ordinarily covered by fire and extended coverage insurance or any other insurance required to be carried hereunder, whether or not such other party may have been negligent or at fault in causing such loss or damage. Each party shall obtain a clause or endorsement in the policies of such insurance, which either party obtains in connection with the Common Improvements to the effect that the insurer waives, or shall otherwise be denied, the right of subrogation against the other party for loss covered by such insurance.

ARTICLE VIII

REPAIRS

8.01 Repairs. All repairs to the Demised Premises, excluding the Common Improvements , including but not limited to, the plumbing, heating, air-conditioning, electric wiring, and lighting apparatus, necessary to keep them in proper order shall be made by Lessee at Lessee’s expense. Any repairs, changes, or additions to the Common Improvements which may be required in order to bring the Common Improvements into compliance with any Federal, State, or municipal law, statute, ordinance, decision, rule or regulation shall be made by Lessor at Lessor’s expense.

8.02 Alterations and Remodeling. After the commencement of the Base Term, with the permission and prior written consent of the Lessor, which shall not be unreasonably withheld, Lessee may make such alterations, additions, decorations and changes to the interior of the building and exterior lighting of the Common Improvements as it deems necessary for its purposes provided that the value of the buildings and improvements are not thereby diminished subject to the following conditions:

(a) That if any such work increases any insurance premiums, taxes, or other costs or expenses relating to the Common Improvements, Lessee shall timely and fully pay and satisfy same.

(b) That no casualty or mechanics or materialmen’s claims or liens shall be created upon the Common Improvements or elsewhere by reason of or with respect to the work or a condition of the Common Improvements thereafter resulting from said work; and

(c) That upon expiration or any earlier termination of the Lease Agreement, Lessee shall, at its cost and expense, upon the election of Lessor, promptly remove the alterations and repairs and restore the Common Improvements the condition existing prior to installation of the same. Any and all alterations, additions and improvements to the Common Improvements (other than inventory and trade fixtures) installed by or on behalf of Lessee shall immediately, at Lessor’s option, become part of the Common Improvements and at the expiration or other termination of this Lease Agreement shall be surrendered to the Lessor.

ARTICLE IX

USE AND CONDUCT OF BUSINESS

9.01 Use of the Demised Premises. At the commencement of the Base Term of this Lease Agreement, the Demised Premises may be used by the Lessee for office space and related activities for Lessee. The Demised Premises shall not be used for any illegal purposes, or in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass.

9.02 Nuisance. Lessee agrees not to create or allow any nuisance to exist on the Premises, and to abate any nuisance that may arise, promptly and free of expense to Lessor.

9.03 Compliance with Regulations. Lessee shall comply with all laws, ordinances, orders, rules and regulations (hereinafter “Rules and Regulations” attached hereto as Exhibit F) and requirements of all federal, state and municipal governments and appropriate departments, commissions boards and officers thereof, which may be applicable to any Lessee improvements. Lessee will likewise observe and comply with the requirements of all policies of public liability, fire and all other types of insurance and all other instruments of record at any time in force with respect to the Common Improvements.

9.04 Zoning. Lessee acknowledges that the use of the Common Improvements is subject to any applicable regulations, zoning ordinances, including Planned Development Districts, if applicable, of any governmental authority and Lessee agrees to be bound by all terms and conditions imposed by such governmental authority, including any traffic restrictions, use restrictions and other conditions which plan approval is conditioned upon and all present and future zoning laws, ordinances, resolutions and regulations of any appropriate governmental authority.

9.05 Lessee’s Right to Contest Regulations. Lessee shall have the right, after notice to Lessor to contest by appropriate legal proceedings, without cost or expense to Lessor, the validity of any law, ordinance, order, rule, and regulation or requirement of the nature herein referred to and to postpone Lessee’s compliance with the same, provided such contest shall be promptly and diligently prosecuted by and at the expense of Lessee so that Lessor shall not thereby suffer any civil, or be subjected to any criminal, penalties or sanctions and that Lessee shall properly protect and save harmless Lessor against any liability and claims for any such non-compliance or postponement of compliance.

ARTICLE X

QUIET ENJOYMENT

10.01 It is a condition of this Lease Agreement that Lessor has a good and marketable title to the Common Improvements free and clear of all liens and encumbrances except those to which Lessee has specifically consented in writing; that Lessor has the right to lease the same; that Lessor warrants and will defend Common Improvements unto Lessee against the lawful claims of all persons whomsoever; that so long as the rents are being paid in the manner herein provided and the covenants, conditions and agreements herein being all and singularly kept, fulfilled and performed by Lessee, Lessee shall lawfully, peacefully and quietly hold, occupy and enjoy the Common Improvements during the term herein granted without any let, hindrance, ejection or molestation by Lessor or any person claiming under Lessor.

ARTICLE XI

ENVIRONMENTAL

11.01 Lessor’s Environmental Warranty. Prior to the signing of this Lease Agreement, Lessor has not caused or permitted persons with whom Lessor have contracted to cause (a) any violation of any federal, state or local law, ordinance, or regulation enacted related to environmental conditions on or about the Common Improvements , including, but not limited to soil and groundwater conditions, nor (b) engaged in the use, generation, release, manufacture, production, processing, storage, or disposal of any Hazardous Substance (as hereinafter defined) on, under, or about the Common Improvements . The term “Hazardous Substance” as used herein shall include, without limitation, flammable, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCB’s), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic products, and substances declared to be hazardous or toxic under any law or regulation promulgated by any governmental authority.

11.02 Hazardous Waste. Lessee covenants and warrants that it will not knowingly cause or permit to be brought upon the Common Improvements or installed in any buildings or improvements thereon any asbestos in any form, urea formaldehyde insulation, transformers or any other equipment which contain dielectric fluid containing levels of polychlorinated biphenyl in excess of fifty parts per million of any other chemical material or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated by any federal or state authority or which may or could pose a hazard to the health or safety of the occupants of the Common Improvements or the owners of the property adjacent to the Common Improvements . The Lessee shall not install, store, use, treat, transport or dispose of on the Common Improvements any regulated hazardous or toxic materials or waste, and in the event of any such installation, storage, use, treatment, presence, transportation or disposal during the term of this Lease Agreement, the Lessee shall remove any such hazardous materials or waste and comply with the regulations and orders of any authority having jurisdiction of the same, all at the expense of the Lessee, including necessary removal, cleanup or other remediation, and if Lessee shall fail to proceed with such removal or comply with such regulations or orders, the Lessor may declare this Lease Agreement in default. Lessee shall indemnify Lessor and hold Lessor harmless from any and all losses, damages or expenses which may be incurred by Lessor for the presence or removal from the Common Improvements of any such hazardous materials or waste caused by any activity of Lessee on the Common Improvements and the liability of the Lessee to Lessor under the Covenants hereof shall survive termination of this Lease Agreement or any transfer of the leasehold estate or the fee estate by either Lessor or Lessee.

ARTICLE XII

SIGNAGE

12.01 Lessee may after Lessor’s approval, at Lessee’s expense, furnish and install an identification sign in front of or attached to the BF Building, which bears the name of Lessee’s business and/or logo occupying the building lot/pad provided, however, such signs shall meet the standards (i.e., color and quality) of the Daniel Island Office Park Guidelines.

ARTICLE XIII

DESTRUCTION

13.01 If, during the Base Term of this Lease Agreement or any extension thereof, the Common Improvements is:

(a) destroyed by fire or any other casualty whatsoever, or;

(b) partially destroyed so as to render the Demised Premises unfit for occupancy or Lessee’s reasonable beneficial use and enjoyment or conduct of Lessee’s usual business therein, or;

(c) destroyed by a casualty which is not covered by Lessor’s insurance, or if such casualty is covered by Lessor’s insurance but a mortgagee of Lessor or other party entitled to insurance proceeds fails to make such proceeds available to Lessor in an amount sufficient for restoration of the Common Improvements (provided, however, that Lessor agrees to make a good faith effort to have such mortgagee make such proceeds available for full restoration or rebuilding);

then Lessor shall make its reasonable determination as to the length of time to complete such repairs within thirty (30) days of the casualty and shall notify Lessee of same as provided herein. In the event restoration is reasonably estimated by Lessor to take more than one hundred twenty (120) days from the date of the destruction or casualty, or in the event the above described destruction or casualty should occur within the last two (2) years of the Base Term or extension thereof, then Lessor or Lessee shall have the right to terminate this Lease Agreement. In the event that the Lease Agreement is terminated in accordance with the foregoing provisions, Lessee shall surrender within thirty (30) days of notification the Common Improvements and interest therein, and Lessee shall pay rent only to the time of such destruction or casualty.

In case of the total or partial damage or destruction to the Common Improvements, Lessor shall re-enter and repossess the same or any part thereof for the purpose of removing or repairing the loss or damage and shall proceed with due diligence to the repair of same unless, under the foregoing provisions of this Article XIII, the Lease Agreement shall have been terminated. The Rent during the period of such repairs shall be wholly abated if all of the Common Improvements have been thus repossessed by Lessor or otherwise made unavailable to Lessee for Lessee’s reasonable beneficial use and enjoyment or Lessee’s conduct of Lessee’s usual business therein for the purpose of repair for the period that Lessee has been dispossessed; and if only a portion of the Common Improvements is thus repossessed or otherwise unavailable to Lessee for Lessee’s reasonable beneficial use and enjoyment or Lessee’s conduct of Lessee’s usual business therein, the Rent shall be abated for such dispossession or unavailability pro rata, based on the portion of the Common Improvements thus repossessed or rendered unavailable during the period of repossession or unavailability. Any Rent abatement under this Article XIII shall commence as of the date of the destruction.

Lessor shall not be required to rebuild, repair, or replace any part of the personal property, furniture, equipment, fixtures, and other improvements which may have been placed by Lessee or other lessees within the BF Building or Common Improvements, unless the damage thereto is caused by the sole negligence or willful act or omission or default hereunder of Lessor or Lessor’s agents, employees, subtenants, assignees, or independent contractors. Any insurance which may be carried by Lessor or Lessee for damage to the Demised Premises or to any personal property, fixtures, and related items therein shall be for the sole benefit of the party carrying such insurance and under its sole control; provided, however, Lessor shall carry insurance for the benefit of Lessor and Lessee sufficient to cover the full replacement cost of the shell of the Common Improvements and an amount equal to the initial tenant improvements, and other improvements that Lessor shall have liability therefore under Article VII.

Should the BF Building or the Common Improvements be destroyed or damaged by fire or other casualty that is due to the direct negligence or willful or wanton conduct of Lessee or Lessee’s agents, employees, subtenants, assignees or independent contractors, Lessor may repair such damage, and there shall be no apportionment or abatement of Rent.

ARTICLE XIV

CONDEMNATION

14.01 Lessor, within ten (10) days of Lessor’s receipt of any notice of the institution of condemnation proceedings or threat thereof with respect to all or any part of the Common Improvements , shall give written notice to Lessee of the same. Lessee shall have the right, option, to terminate this Lease Agreement within sixty (60) days after receipt of said notice from the Lessor should such condemnation affect twenty percent (20%) or more of the Common Improvements and Lessee determines that such condemnation will interfere with Lessee’s ability to continue its business operations in substantially the same manner or space as existed prior to the condemnation or deed in lieu thereof. Lessee’s obligation under this Lease Agreement including but not limited to Lessee’s obligation to pay rent hereunder, shall cease upon Lessee’s termination of this Lease Agreement pursuant to the terms of this paragraph; however, the Lessee shall be obligated to pay all rent due on or before the date of termination down through the date Lessee surrenders possession of the Common Improvements to the Lessor. Lessee may assert a separate claim to the condemning authority for its damages.

ARTICLE XV

DEFAULT

15.01 Default by Lessee. The occurrence of any of the following events shall constitute a default under this Lease Agreement:

(a) Lessee fails to pay any installment of rent within ten (10) business days after such installment is due, and fails to cure such delinquency within five (5) business days after actual receipt of written notice thereof by Lessee from Lessor:

(b) Lessee fails to pay any additional item or any other charge or sum required to be paid by Lessee hereunder within thirty (30) days after actual receipt of written notice thereof by Lessee from Lessor; or

(c) Lessee fails to perform or commence in good faith and proceed with reasonable diligence to perform any of its covenants under this Lease Agreement within thirty (30) days after actual receipt of written notice thereof by Lessee from Lessor.

15.02 Lessor’s Remedies. In the event Lessee is in default pursuant to the conditions set forth in Section 15.01 above, Lessor, during the continuation of such default, shall have the option of pursuing either of the following remedies:

(a) Lessor may terminate this Lease Agreement, in which event Lessee immediately shall surrender possession of the Demised Premises. All obligations of Lessee under the Lease Agreement, including Lessee’s obligation to pay rent under the Lease Agreement, shall cease upon the date of termination except for Lessee’s obligation to pay rent due and outstanding as of the date of termination.

(b) Lessor, without terminating the Lease Agreement, may require Lessee to remove all property from the Common Improvements within thirty (30) days so that Lessor may re-enter and relet the premises to minimize Lessor’s damages. In the event Lessee shall fail to remove all property within thirty (30) days after said demand, Lessor shall be entitled to remove Lessee’s property to a storage facility, and all reasonable costs of such removal and storage shall be deemed additional rent under the Lease Agreement for which Lessee is responsible for payment. Lessor may enforce all of its rights and remedies under this Lease Agreement, including the right to recover the rent as it becomes due hereunder, provided that Lessor shall have an affirmative obligation to use Lessor’s best efforts to re-let the Common Improvements and to mitigate its damages under the Lease Agreement.

(c) If this Lease Agreement is terminated as set forth, Lessor may relet the Common Improvements (or any portion thereof) for such rent and upon such terms as Lessor is able to obtain (which may be for lower or higher rent, and for a shorter or longer term), and Lessee shall be liable for all damages sustained by Lessor, including but not limited to any deficiency in Rent for the duration of the Lease Term (or for the period of time which would have remained in the Lease Term in the absence of any termination, leasing fees, attorneys’ fees, other marketing and collection costs and all expenses of placing the Common Improvements in first class rentable condition).

(d) Nothing contained herein diminishes any right Lessor may have under South Carolina law to sue Lessee for damages in the event of any default by Lessee under this Lease Agreement, or from pursuing any other remedy available to Lessor at law or in equity.

ARTICLE XVI

LESSEE’S RIGHT TO SUBLEASE AND ASSIGN

16.01 Lessee may not sublet the Common Improvements or assign this Lease Agreement without the prior written consent of the Lessor, which shall not be unreasonably withheld or delayed and if such consent is granted, Lessee shall remain liable to Lessor for the faithful performance of all of the covenants and conditions, including rental payment, required to be kept and performed under the terms of this Lease Agreement. Any assignment by operation of law as a result of a corporate merger or re-organization shall not require the previous written consent of Lessor. Notwithstanding anything contained in this Lease Agreement to the contrary and provided such transfer does not change the use as allowed in Paragraph 9.01, Lessee shall have the right, without obtaining the consent of Lessor, to assign, sublet or otherwise transfer Lessee’s interest in or under this Lease Agreement to Lessee’s parent corporation, any subsidiary of Lessee or to any other affiliate of Lessee (collectively, “Permitted Transfer”). In addition, Lessee shall not be required to comply with any other requirements under this Lease Agreement which relates to an assignment, subletting or other transfer of Lessee’s interest hereunder (including, without limitation, payment of any transfer fee) if such assignment, subletting or other transfer is a Permitted Transfer. However, no Permitted Transfer shall relieve Lessee from any obligations under this Lease Agreement.

16.02 Violation. Any violation of any provision of this Lease Agreement, whether by act or omission, by any assignee or subtenant of Lessee, shall be deemed a violation of such provision by the Lessee, it being the intention and meaning of the parties hereto that the Lessee shall assume and be liable to the Lessor for any and all acts and omissions of any and all assignees or subtenants of Lessee. If the Common Improvements or any part thereof is sublet or occupied by any person other than the Lessee, Lessor, in the event of Lessee’s default, may and is hereby empowered to collect rent from the subtenant or occupant; the Lessor may apply the net amount received by it to the rent herein reserved and no such collection shall be deemed a release of the Lessee from the further performance of the covenants herein contained.

ARTICLE XVII

LESSOR’S RIGHT TO MORTGAGE AND SELL

17.01 Estoppel Certificate. Within five (5) days after written request therefor by either Lessor or Lessee to the other, or in the event that upon any sale, assignment, hypothecation of the Premises, and/or the land thereunder, or a leasehold loan by Lessee of its leasehold estate herein, an estoppel statement shall be required from Lessor or Lessee. Lessor and Lessee agree to deliver to each other, in recordable form, a certificate to any proposed mortgagee or purchaser, certifying that this Lease Agreement is in full force and effect, that there are no defenses thereto, or stating those claimed by Lessor or Lessee, and as to such other matters as may be reasonably requested.

17.02 Subordination and Attornment. Upon Lessor’s request, during the term of this Lease Agreement, Lessee shall execute a subordination agreement in recordable form wherein Lessee shall agree that this Lease Agreement is and shall be subordinate to the lien of any mortgages in any amount or amounts on all or any part of the land or buildings comprising the Premises, or on or against Lessor’s interest or estate therein; provided that such subordination agreement shall recite that the subordination of Lessee’s interests pursuant thereto are subject to the agreement by the mortgagee named in any such mortgage to recognize the Lease Agreement of Lessee in the event of foreclosure of any such mortgage if Lessee is not in default under the Lease Agreement. Lessee covenants and agrees to execute and deliver upon demand such further instruments evidencing such subordination of this Lease Agreement to the lien of any such mortgage as may be required by the Lessor within ten (10) days of demand therefor. Notwithstanding anything hereinabove contained, in the event the holder of any such mortgage shall at any time elect to have this Lease Agreement constitute a prior or superior lien to its mortgage, then and in such event upon any such mortgage holder notifying Lessee to that effect, this Lease Agreement shall be deemed prior and superior in lien to such mortgage irrespective of whether this Lease Agreement is dated prior to or subsequent to the date of such mortgage or lease.

If Lessor enters into one or more mortgages and Lessee is advised in writing of the name and address of the mortgagee under such mortgage, then this Lease Agreement shall not be terminated or canceled on account of any default by the Lessor in the performance of any of the terms, covenants or conditions hereof on its part contained, until Lessee shall have given written notice of such default to such mortgagee, specifying the default, in which event such mortgagee shall have the right to cure Lessor’s default as otherwise provided herein and which cure shall be accepted by Lessee.

Lessee shall, in the event any proceedings are brought for the foreclosure of or in the event of sale under any mortgage made by the Lessor covering the Premises, attorn to the purchaser upon any such foreclosure of sale and recognize such purchaser as the Lessor under this Lease Agreement.

17.03 Transfer of Lessor’s Interest. Lessor shall have the right to convey, transfer or assign, by sale or otherwise, all or any part of its interest in this Lease Agreement or the Common Improvements at any time and from time to time and to any person, subject to the terms and conditions of this Lease Agreement. All covenants and obligations of Lessor under this Lease Agreement shall not cease upon the execution of such conveyance, transfer or assignment, but such covenants and obligations shall run with the land and shall be binding upon any subsequent owner thereof.

ARTICLE XVIII

SURRENDER OF PREMISES

18.01 Trade Fixtures. All equipment and every other item of property not permanently attached to the Demised Premises and not paid for by Lessor, and any of such items leased by Lessee under bona fide leases from third party owners, are to remain and be the property of Lessee and Lessee is to have the right and privilege of removing any and all such property and equipment at any time during the continuance of this Lease Agreement or any extensions hereof and within thirty (30) days thereafter. In the event the aforesaid equipment is not removed by Lessee within said thirty (30) day period, title thereto shall automatically pass to and vest in Lessor. If said equipment is removed, Lessee shall restore the Demised Premises to their condition prior to the removal of such property. It is further understood and agreed that the buildings and structures installed on the Common Improvements by Lessor, may not be removed by Lessee at the termination of this Lease Agreement.

18.02 Surrender. The Lessee shall on the expiration or the sooner termination of the Lease Agreement surrender to Lessor the Demised Premises, including all buildings, replacements, changes, additions, and improvements constructed or placed by the Lessee thereon, except for all moveable trade fixtures, equipment, and personal property belonging to the Lessee, broom-clean, free of sub-tenancies, and in good condition and repair, reasonable wear and tear excepted.

ARTICLE XIX

LESSOR-AGENT AGREEMENT

19.01 The Lessor and the Lessee each respectively represents and warrants to the other that no real estate broker or other person is entitled to a fee, commission, or any other renumeration in respect of the execution or performance of this Lease Agreement; and each of the Lessor and the Lessee hereby covenants and agrees to hold the other harmless from any fee, commission, cost or damage incurred as a result of any breach of the foregoing warranties.

ARTICLE XX

SECURITY DEPOSIT

Lessee shall pay to Lessor simultaneously with the execution of this Lease Agreement a sum zero and 00/100 Dollars ($0,000.00) (the “Security Deposit”) as security for the full and faithful performance by Lessee of each and every term, covenant and condition of this Lease Agreement. Upon an Event of Default by Lessee under this Lease Agreement, or if Lessee fails to perform any of the terms, provisions and conditions of this Lease Agreement, Lessor may use, apply, or retain the whole or any part of the Security Deposit so deposited for the payment of any sum due Lessor or which Lessor may expend or be required to expend by reason of the Lessee’s Event of Default or failure to perform including, but not limited to, any damages or deficiency in the reletting of the Leased Premises, provided, however, that any such use, application or retention by Lessor of the whole or any part of the Security Deposit shall not be or be deemed to be an election of remedies by Lessor or viewed as liquidated damages, it being expressly understood and agreed that, notwithstanding such use, application or retention, Lessor shall have the right to pursue any and all other remedies available to it under the terms of this Lease Agreement or otherwise. In the event that Lessee shall comply with all of the terms, covenants and conditions of this Lease Agreement, the Security Deposit shall be returned to Lessee within thirty (30) days after Lessee has vacated and surrendered the Leased Premises in accordance with the terms hereof, so long as no Event of Default by Lessee shall then be existing under the terms of this Lease Agreement. In the event of a sale of the Building or the Project, Lessor shall have the right to transfer the Security Deposit to the purchaser, and Lessor shall thereupon be released from all liability for the return of such Security Deposit. Lessee shall look solely to the new landlord for the return of such Security Deposit. If Lessee shall fail to pay Rent or other sums when due under this Lease Agreement more than three (3) times in any twelve (12) month period, irrespective of whether or not such delinquencies have been cured, then the Security Deposit shall, within ten (10) days after demand by Lessor, be increased to an amount equal to the greater of (i) three (3) times the aforesaid amount or (ii) three (3) months rent.

ARTICLE XXI

MISCELLANEOUS

21.01 Lessor’s Entry. The Lessor shall have the right to enter upon the Common Improvements at all reasonable times without prior notice during the term of this Lease Agreement for the purposes of inspection, maintenance, repair and alteration and to show the same to prospective lessees or purchasers.

21.02 Nature and Extent of Agreement. This instrument and exhibits, Rules and Regulations marked as Exhibit F, and Riders, if any, attached hereto contain the complete agreement of the parties regarding the terms and conditions of the lease of the Premises, and there are no oral or written conditions, terms, understandings or other agreements pertaining thereto which have not been incorporated herein. This instrument may be amended from time to time by written addendum signed by both parties. This instrument creates only the relationship of Lessor and Lessee between the parties hereto as to the Premises; and nothing herein shall in any way be construed to impose upon either party hereto any obligations or restrictions not herein expressly set forth. The laws of the State of South Carolina shall govern the validity, interpretation, performance and enforcement of this Lease Agreement.

21.03 Partial Invalidity. If any term, covenant or condition of this Lease Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder to this Lease Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease Agreement shall be valid and be enforceable to the fullest extent permitted by law.

21.04 Recording. This Lease Agreement shall not be recorded, however, upon the request of either party hereto the other party shall join in the execution of a memorandum or so-called “short form” of this Lease Agreement for the purpose of recordation. Said memorandum or short form of this Lease Agreement shall describe the parties, the Common Improvements and the term of this Lease Agreement and shall incorporate this Lease Agreement by reference.

21.05 Attorneys Fees and Expenses. In the event either party commences any action (at law or in equity), the prevailing party in such action shall be entitled to an award of its costs and attorney’s fees incurred against the non-prevailing party whether the action be based on contract or tort theory.

21.06 Applicable Law. Any controversy or claim arising out of or relating to this Lease Agreement shall be governed by the substantive law of the State of South Carolina without consideration of the conflicts of law rules of said state.

21.07 Captions. The captions or headings at the beginning of articles and sections of this Lease Agreement are included for convenience only and in no way define, limit or describe the scope of any provision hereof.

21.08 Binding Effect. This Lease Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

21.09 Duplicate Counterparts. This Lease Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

21.10 Additional Documents. Each party shall, at the request of the other, execute, acknowledge, (if appropriate) and deliver such additional documents and instruments, and do such other acts as may be necessary or convenient to call out the purposes and intent of this Lease Agreement and to permit the Lessee to record this Lease Agreement and grant security interests therein. This Lease Agreement may be signed in triplicate originals by the parties.

IN TESTIMONY WHEREOF, the parties hereto have caused these presents to be executed in their respective names by their duly authorized representatives, executing this instrument in triplicate originals, as of the day and year first above written.

IN THE PRESENCE OF:

Lessor: Daniel Island Executive Center LLC

	By:	/s/ Mason R. Holland
Witness	Print Name: Mason R. Holland Jr.
Its: President
Witness
Date of Execution:

Lessee: Benefitfocus.com, Inc.

	By:	/s/ Shawn A. Jenkins
Witness	Print Name: Shawn A. Jenkins
Its: President
Witness
Date of Execution:

EXHIBIT A

SURVEY

A Survey of the property “as built” is on file with Empire Engineering and recorded with the County of Berkeley.

EXHIBIT B

PARKING LAYOUT

A parking layout has been made part of the “as built” drawings of the property delivered to the Lessee on December 28, 2006

EXHIBIT C

FLOORPLAN

Floor Plans have been made part of the “as built” drawings of the property delivered to the Lessee on December 28, 2006

EXHIBIT D

SPECIFICATIONS

To be provided by Lessee

Lessor has accepted and completed the building in accordance with the Lessee’s specifications as of the delivery date October 1, 2006.

EXHIBIT E

Daniel Island Executive Center

Estimated Real Estate Taxes, Operating Expenses, and Insurance and Common

Area Maintenance Expenses

For

BF Building

Daniel Island Executive Center

2007 Estimated CAM and Operating Expenses

Real Estate Taxes & DI Association Fees	$2.00
Insurance Expense	$.73
Electrical Expense	$1.40
Elevator Phone Expense (To be provided by Tenant Phone System)	$0.00
Water System Expense	$0.15
Fire Monitor	$0.01
Prop Mgmt Expense (Estimated 2% on gross collections)	$0.51
Janitorial (Paid by Tenant)	$.00
Landscape Expense	$0.15
Bldg Upkeep/ Maintenance	$0.10

Total Estimated Expenses:	$5.05

Actual Expenses above any amounts per category above will be billed to the Tenant annually.

EXHIBIT F

RULES AND REGULATIONS

DANIEL ISLAND EXECUTIVE CENTER

RULES AND REGULATIONS

1)	The sidewalks, and public portions of the Project, such as entrances, passages, courts, vestibules, stairways, corridors or halls, and the parking areas, streets, alleys or ways surrounding or in the vicinity of the Project shall not be obstructed, even temporarily, or encumbered by Lessee.

2)	No curtains, blinds, shades, louvered openings, tinted coating, film or screens shall be attached to or hung in, or used in connection with, any window, glass surface or door of the Leased Premises, without prior written consent of Lessor, unless installed by Lessor.

3)	Without prior written approval of Lessor, no sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Lessee on any part of the outside of the Leased Premises or Project or on corridor walls or windows or other glass surfaces. In the event of the violation of the foregoing by Lessee, Lessor may remove same without any liability, and may charge the expense incurred by such removal, to Lessee. The care and maintenance of any such approved signs shall be the sole responsibility of Lessee.

4)	No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Leased premises or the Project.

5)	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by Lessee.

6)	Lessee shall not in any way deface any part of the Leased Premises or the Project.

7)	No bicycles, vehicles, or animals of any kind shall be brought into or kept in or about the Leased premises. No cooking shall be done or permitted by Lessee on the Leased Premises except in conformity to law and then only in the utility kitchen, if any, as set forth in Lessee’s layout, which is to be primarily used by Lessee’s employees for heating beverages and light snacks. Lessee shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Leased Premises.

8)	Neither Lessee, nor any of Lessee’s employees, agents, visitors, or licensees, shall at any time bring or keep upon the Leased premises any inflammable, combustible or explosive fluid, or chemical substance, other than reasonable amounts of cleaning fluids or solvents required in the normal operation of Lessee’s business offices.

9)	No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Lessee, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of Lessor and unless and until a duplicate key is delivered to Lessor. Lessee shall, upon the termination of its tenancy, restore to Lessor all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Lessee, and in the event of the loss of any keys so furnished, Lessee shall pay to Lessor the cost thereof.

10)	Lessor shall have the right to prohibit advertising by Lessee which, in Lessor’s reasonable judgment, tends to impair the reputation of the Project or its desirability as a center for offices and warehouses, and upon written notice from Lessor, Lessee shall refrain from or discontinue such advertising.

11)	All paneling, rounds or other wood products not considered furniture shall be of fire retardant materials. Before installation of any such materials, certification of the materials’ fire retardant characteristics shall be submitted to Lessor or its agents, in a manner satisfactory to Lessor.

12)	Lessor may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Lessor shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Lessee from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project. Notwithstanding the foregoing, Lessor hereby agrees to equitably enforce the observation and performance of the Rules and Regulations for the best interest of the Project as a whole.

13)	These rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole part, the terms, covenants, agreements and conditions of the main text (including Special Provisions) of the Lease Agreement, which text shall control except as to any attempted waiver of any of these Rules and Regulations in the instance of conflict.

14)	Lessor reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety, care and cleanliness of the project, and for the preservation of good order therein. Such other Rules and Regulations shall be effective upon written notification of Lessee.

15)	All garbage and refuse containers shall be in approved designated area.

16)	Parking Lot Code of Conduct

a)	Parking Spaces. Licensed automobiles, SUV’s, pickup trucks, and motorcycles must park within one stripped parking space at a time. Negligently using more than one space or parking in unauthorized areas—driveways, sidewalks, landscaped areas, is strictly forbidden and subject to towing at owner’s expense without warning.

b)	Handicapped Parking. Handicapped Parking Areas are clearly marked and are to be used solely by vehicles displaying the designated handicapped license tag obtained from the appropriate State Department of Motor Vehicles or a hang tag/sticker designating handicap access issued by the City of Charleston. Any unauthorized vehicles found in this area are subject to towing at owner’s expense without warning.

c)	Oversized Vehicles. City of Charleston Parking Ordinances defines an oversized vehicle as any vehicles exceeding 85 inches in height or 250 inches in length or weighing more than 2 tons. These vehicles are to be safely parked away from the parking spaces closest to office entrances of the buildings. They should be stopped or parked for such length of time as may be necessary for the pick-up and loading or unloading and delivery of passengers or materials.

d)	Loitering. The parking lot is designed to serve our Tenants and their visitors with a convenient and close place to park relative to an office entrance. Please advise your visitors that it is not to serve as a place to hangout and subsist. The playing of loud music from car radios and/or other devices is disruptive and will not be tolerated. The dumping of trash, tobacco products and refuse in our parking lots and on our grounds is absolutely forbidden as well as unauthorized use of our Tenant’s restroom facilities.

e)	Automotive Repairs. Automotive maintenance and/or repair is not to be performed in the parking lot.

f)	Vandalism. Tenants and their guests are asked to be vigilant relative to witnessing any perpetrator’s damaging of people’s property. Please report any acts immediately to this office during normal business hours (8:30 – 5:30) or call the Charleston Police after hours.

g)	Speed Limit. Unless otherwise noted, maximum speed limit allowed in the parking lot is restricted to 15 MPH.

h)	Unattended Vehicles. Vehicles abandoned or left overnight without the express written permission of property management will be towed at owner’s expense without warning. Vehicles displaying “For Sale” signage is absolutely forbidden and will be towed without warning.